Exhibit (11)
                                                                   ------------

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

Basic:
                                                                       2001             2000             1999
                                                                       ----             ----             ----
                                                                    (In millions of dollars, except share data)

Net income (loss)                                                $         39      $      (478)        $    270
                                                                 ============      ============        ========
Basic weighted-average number of common
  shares outstanding (thousands)                                      55,056             54,816          54,083
                                                                      ======             ======          ======

Basic per share amount                                           $       .72       $     (8.71)        $   4.98
                                                                 ===========       ============        ========

Diluted:

Net income (loss)                                                $        39       $      (478)        $    270
                                                                 ===========       ============        ========
Weighted-average number of shares outstanding
  (thousands)                                                       55,056               54,816          54,083
Weighted-average common equivalent shares
  (thousands):
    Non-vested restricted shares                                        299                   -             614
    Deferred awards                                                      24                   -             189
    Shares from assumed conversion of
      preferred securities                                            4,566                   -           4,566
                                                                 ----------        ------------         -------
Diluted weighted-average number of common
  shares outstanding and common equivalent
  shares (thousands)                                                59,945               54,816          59,452
                                                                    ======               ======          ======

Diluted per share amount                                         $      .66        $      (8.71)       $   4.67
                                                                 ==========        =============       ========
